UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	May 6, 2009

W2 ENERGY, INC.

(Exact name of registrant as specified in its charter)

Nevada	0-52277	20-1740321
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

18 Airpark Place Guelph, Ontario N1L 1B2
(Address of principal executive offices) (zip code)

(416) 246-1100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01  Entry into a Material Definitive Agreement.

On May 6, 2009, we entered into an Agreement of Purchase and Sale with Bruce Lawton.  Pursuant to the terms of the Agreement, in exchange for the issuance of 1,250,000 shares of our common stock, we purchased technology related to the use of peltier modules and renewable energy sources for power generation, and we purchased the right to develop his “thinking home” software for Windows-based applications in the residential and commercial markets.  In addition to the above, we acquired the right to sell the thinking home software for Mac-based applications and to purchase the software at a discount.

Mr. Lawton will be appointed as the Chief Technology Officer of W2 Solar, Inc., our wholly-owned subsidiary, in exchange for compensation of 3% of the gross revenue for W2 Solar, plus $50 per hour for consulting work related to designing, installing, or maintaining any system.

We are obligated to meet certain performance goals within 6 months and 1 year of the date of the Agreement, and if we do not Mr. Pelter can elect to return the stock to us and re-acquire the technologies.

The closing of the transactions contemplated by the Agreement is scheduled to take place on May 15, 2009.

Section 3 – Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities

On May 6, 2009, we agreed to issue 1,250,000 shares of our common stock to one individual in connection with an Agreement and Purchase of Sale for certain acquired technologies.  The shares are restricted under Rule 144 and thus cannot be sold into the public market for at least six months.  The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and the investor was sophisticated and familiar with our operations.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Agreement of Purchase and Sale

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 8, 2009	W2 Energy, Inc.,
a Nevada corporation
/s/ Michael McLaren By:Michael McLaren Its:President